UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 9, 2009
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 14 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On September 9, 2009, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the first quarter of fiscal year 2010. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1  Press release dated September 9, 2009  titled “John Wiley & Sons Announces First Quarter Fiscal Year 2010 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Announces First Quarter Fiscal Year 2010 Results

•	Revenue and operating income increased 2% and 16%, respectively, on a currency neutral basis
•	EPS increased 2% on a currency neutral basis, or 21% excluding a prior year insurance receipt
•	Free cash flow increased $14 million – net debt decreased $92 million from a year ago
			Change
$ millions	Q1FY10	Q1FY09	Excluding FX	Including FX
Revenue	$388	$402	2%	(3%)
Operating Income Reported EPS	$56 $0.45	$44 $0.50	16% 2%	25% (10%)

Hoboken, NJ, September 9, 2009 – John Wiley & Sons, Inc. (NYSE: JWa and JWb) announced today that revenue for the first quarter of fiscal year 2010 grew 2% on a currency neutral basis, a result of strong growth in Higher Education (HE) and Scientific, Technical, Medical, and Scholarly (STMS) journals.  As expected, Professional/Trade (P/T) revenue was down from last year’s first quarter.  Including the $21 million negative effect of foreign exchange, Wiley’s revenue declined 3% to $388 million.

Operating income rose 16% on a currency neutral basis, or 25% including the favorable effect of foreign exchange.  The increase was principally due to strong HE results, reduced expenses following the completion of the Blackwell integration, and lower accrued stock incentive costs.

Earnings per share (EPS) on a currency neutral basis rose 2%, or 21% excluding an after-tax prior year insurance receipt of $5 million, or $0.08.  Prior year results included the benefit of a $3 million ($0.05 per share) tax reserve release which contributed to a lower effective tax rate.  Lower interest and operating and administrative expenses contributed favorably to this year’s results.

Free cash flow improved by $14 million, reflecting the timing of journal subscription receipts partly offset by higher pension contributions, including some discretionary payments in the U.S.  Net debt (long-term debt less cash and cash equivalents) as of July 31, 2009 decreased by approximately $92 million from the same time last year.

“We are encouraged by our first quarter results,” said William J. Pesce, President and CEO.  Higher Education had a solid quarter in all regions.  STMS reported strong journal subscription revenue, partially offset by softness in books, advertising and backfiles.  As expected, P/T experienced a down first quarter, but began the second quarter strongly, as reflected in double-digit revenue growth in August.  Retail markets appear to be stabilizing and inventory is being replenished by major accounts.”

Outlook
Mr. Pesce added, “Higher Education is benefitting from enrollment growth globally, a strong frontlist and the success of WileyPLUS.  While there is some uncertainty regarding library budgets, STMS is well-positioned to navigate through this environment and gain market share.  The calendar year 2010 subscription renewal process is ahead of schedule and without any of the delays associated with calendar year 2009 renewals.  P/T has a strong frontlist and will benefit from incremental revenue related to two new publishing agreements.”

Wiley continues to anticipate full-year revenue growth for each of its businesses on a currency neutral basis.  While our expectations have not changed regarding the underlying performance of our businesses, the local functional currency effect in fiscal year 2010 related to STMS journals subscription revenue will account for more of the projected year-on-year increase in revenue and EPS than was originally anticipated.  As a result, we are currently projecting that EPS growth on a currency neutral basis will be less than the 10% we previously anticipated.

If exchange rates are relatively stable over the remainder of the fiscal year, we anticipate, on a reported basis, full-year revenue growth in all three businesses and EPS growth in the mid to high teens, from the $2.15 reported in fiscal year 2009.

The foregoing and following references to “currency neutral basis” and “excluding foreign exchange” exclude the effect of foreign exchange transactions and translations.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	Revenue up 2% on a currency neutral basis, with journal subscriptions and global rights partially offsetting softness in books, backfiles and advertising
•	Contribution to profit down 4% on a currency-neutral basis, primarily due to a bankruptcy recovery in the prior year and higher operating costs, partially due to timing
•	In the quarter, signed new contracts to publish 14 society journals; renewed or extended contracts for 22 journals; did not renew agreements to publish 2 journals

Global STMS revenue for the first quarter advanced 2% to $229 million on a currency neutral basis, but declined 5% including unfavorable foreign exchange of $15 million.  Increased revenue from journal subscriptions, new journal business and global rights was partially offset by softness in books, advertising and backfiles.  Some of the shortfall in backfiles is due to timing.

Direct contribution to profit declined 4% from prior year to $94 million on a currency neutral basis, or 3% including favorable foreign exchange.  The decline reflects the benefit of a bankruptcy recovery ($2 million) in the prior year, as well as increased journal royalties, editorial costs and selling expenses, partially due to timing.

Journals
For the quarter, journal revenue of $191 million was up 5%, excluding a negative foreign exchange impact of $11 million.  The increase is attributed to higher subscription revenue and rights income, new business and journal reprints, partially offset by lower revenue from backfiles and advertising.

New Journal Agreements- First Quarter
•	New signings: 14 journals
•	Renewed/extended contracts: 22 journals
•	Contracts not renewed: 2 journals

Key Journal Renewals/Extensions – First Quarter
•	Journal of Ecology and three other journals on behalf of The British Ecological Society
•	Journal of Management Studies for the Society for the Advancement of Management Studies
•	Journal of Social Issues, Analyses of Social Issues and Public Policy and Social Issues and Policy Review with the Society for the Psychological Study of Social Issues
•	International Journal of Food Science and Technology on behalf of the UK’s Institute of Food Science and Technology
•	Journal of Evolutionary Biology for The European Society of Evolutionary Biology
•	Scandinavian Journal of Immunology with the Foundation for the Scandinavian Journal of Immunology
•	Psychiatry and Clinical Neurology for the Japanese Society of Psychiatry
•	Journal of Medical Imaging and Radiation Oncology with the Royal Australian College of Radiologists
•	Journal of Applied Philosophy on behalf of the Society for Applied Philosophy
•	Journal of Integrative Plant Biology for The Institute of Botany, Chinese Academy of Sciences and The Botanical Society of China

Journal Impact Factors
In July, Wiley announced that 338 of its journals received top 10 rankings in their respective categories in the Thomson ISI® 2008 Journal Citation Report (JCR), a leading evaluator of journal influence and impact.  Journals are ranked using a metric known as an “Impact Factor,” which reflects the frequency that peer-reviewed journals are cited by researchers.  Other highlights include:

•
Wiley is at or near the top of its peers as measured by journal influence and impact.  A total of 949 out of 1,450 Wiley journals were ranked in the JCR, which is up from 926 in the previous report.  Wiley publications achieved thirty #1 rankings within the 227 categories.  The Company’s journals received the highest total Impact Factors of any publisher in 37 categories.

•
Eight out of the thirty newly-listed Wiley journals are Asia-Pacific publications. Sixty-three Asia-Pacific journals are currently represented in the JCR, evidence of Wiley’s expanding publishing program in this region.

•
In chemistry and physical sciences, Angewandte Chemie, a journal of the German Chemical Society, increased its Impact Factor, strengthening its position as the leading chemistry journal that features primary research and review articles.  Medicinal Research Reviews is ranked #1 in its category.  Other #1 ranked journals in the physical sciences include Mass Spectrometry Reviews for the 10th consecutive year; Advanced Synthesis and Catalysis for its 6th year; and Communications on Pure and Applied Mathematics.

•
In technology and engineering, International Journal of Circuit Theory and Applications is the top circuit theory journal.  International Journal for Numerical Methods in Engineering is #1 in numerical engineering.

•
In medical sciences, the journal CA–A Cancer Journal for Clinicians, published on behalf of The American Cancer Society, was awarded the highest Impact Factor among all medical journals.  In dentistry, Periodontology 2000 is ranked #1 for the second year and Journal of Clinical Periodontology has risen to be ranked #2 (from #5 in 2007).  Addiction's Impact Factor increased again and remains #1 in substance abuse in the social science index.  Addiction Biology has taken the #1 spot in substance abuse in the science index.  In nursing, Birth continues to rank first.

•
In life sciences, Aging Cell increased its Impact Factor and is ranked #1 in geriatrics and gerontology.  For the 5th consecutive year, Ecology Letters increased its Impact Factor and remains the highest ranking primary research journal in ecology.  Developmental Dynamics remains the #1 journal in anatomy and morphology.

•
In social sciences and humanities, Wiley published #1 ranked journals in nine categories, including Addiction, Birth: Issues in Perinatal Care, Child Development, Criminology, Journal of Finance, Journal of Communication, Transactions of the Institute of British Geographers and Perspectives on Sexual & Reproductive Health.

Books and Reference
Books and reference revenue declined $5 million on a currency neutral basis to $36 million, mainly attributed to market weakness in the US and the timing of restocking orders.  Sell-through in the US improved in August.

Acquisitions
Wiley acquired the publishing rights to Topley & Wilson’s Microbiology and Microbial Infections from Hodder Education. Now in its 10th edition (having been first published in 1929), the 8-volume reference work is prominent in the fields of microbiology and infectious disease.  Wiley will offer it to customers for the first time online in fiscal year 2010.

PROFESSIONAL/TRADE (P/T)
•	Revenue down 7% on a currency neutral basis
•	Contribution to profit down 4% on a currency neutral basis
•	Sell-through and outlook improving due to stabilizing markets, strong frontlist and new alliances

Global P/T revenue declined 7% on a currency neutral basis to $90 million in the first quarter, or 10% including unfavorable foreign exchange.  On a currency neutral basis, North America sales were down 8%; EMEA was on-par with prior year; while Asia declined slightly.  Retail market conditions appear to be stabilizing and major accounts are replenishing inventory.  The second quarter began positively, as reflected in strong August sales.

Direct contribution to profit fell 4% to $16 million, or 10% including unfavorable foreign exchange.  The decline was due to the revenue shortfall mitigated by prudent expense management.

Alliances
•
The Meredith (Better Homes and Gardens, Food Network TV, etc.) backlist boosted first quarter cookbook sales.  Seven new Meredith books in the lifestyles, pets and education categories were published in July.

•
The GMAT (Graduate Management Admission Test) study guide published in March and is performing well.  The Official Guide 12th edition made bestseller lists in India, with demand also in China.  In the US, it remains in the top 10 on the Bookscan Study Aids list.

•	Chatelaine, Canada’s #1 women’s magazine, will publish a major cookbook and personal finance guide in partnership with Wiley.

New Publications
•
Business and finance: Jon Gordon, Training Camp: What the Best Do Better than Everyone Else, which is this home-grown franchise author’s third book with Wiley; Bill Bartman, Bailout Riches! How Everyday Investors Can Make a Fortune Buying Bad Loans for Pennies on the Dollar; Barry Ritholz, Bailout Nation, received important reviews in the New York Times and other influential blogs; David Faber, And Then the Roof Caved In, has already hit the New York Times list, the New York Times Business list, and the Wall Street Journal Business bestseller list.

•
Psychology: Jack A. Naglieri, Sam Goldstein: Practitioner's Guide to Assessing Intelligence and Achievement.  With recent updates to IDEA (Individuals with Disabilities Education Act), clinical psychologists, as well as graduate students, need a comprehensive yet focused resource to learn the essentials about key intelligence and achievement tests.  Bret A. Moore (United States Army, Medical Service Corps), Arthur E. Jongsma, Jr. (Series Editor for PracticePlanners®): The Veterans and Active Duty Military Psychotherapy Treatment Planner.  This new entry provides the elements necessary to develop formal treatment plans tailored to the unique needs of active soldiers and veterans.

•
Technology: eBay For Dummies, 6th Edition by Marsha Collier; iPhone 3GS Portable Genius by Paul McFedries was one of the first titles on Apple’s latest iPhone.  iPhone 3GS Portable Genius and iPhone for Dummies became the fastest to market books in Wiley’s history.

•
Consumer: Fred Kaplan, 1959: The Year Everything Changed, recaps seminal events from 1959.  The book has received considerable publicity, including a New York Times op-ed, a Slate.com feature, an Amazon Vine campaign, a New York Magazine excerpt, a George Will syndicated column, NPR Diane Rehm, USA Today, CSPAN Washington Journal, and newyorker.com; proprietary Back-to-School Webster’s New World® assortments; Defining Twilight by Brian Leaf, a vocabulary workbook based on Stephenie Meyer’s Twilight saga (Little, Brown).  This book has been on the Bookscan non-fiction Study Aids bestseller list since publication; Frommer’s Bangkok and Singapore Day by Day; Passing Exams for Dummies; Frommer’s Vancouver and Whistler DBD with Olympic branding; Frommer’s Best Hiking Trips in Northern California.

Online Initiatives
•
P/T launched a CliffsNotes literature note application for the iPhone and iPod Touch, branded CliffsNotes-to-Go, which was produced on a fast-track schedule to coincide with a major Apple promotion.  Five popular classics (The Adventures of Huckleberry Finn, Macbeth, The Scarlet Letter, To Kill a Mockingbird, and Romeo and Juliet) are available in the iTunes App Store.  The apps contain the full content of the books plus audio summaries, interactive character maps, and a user defined “CramPlan” that allows students to access the most important components of the text based on the amount of time they have to study.  An additional 35 books were available in the App Store by the end of August.

•	Through an alliance with LibreDigital, Wiley now has the capability to sell ebooks in bulk, enabling volume sales in e-only or print plus electronic combinations based on a variety of access models.
•	A Facebook page designed for Defining Twilight (Brian Leaf), a vocabulary workbook based on Stephenie Meyer’s Twilight saga (Little, Brown), surpassed 50,000 registered fans in the quarter.

Acquisitions
•	Wiley acquired three monthly and one biweekly newsletter from LRP Publications: Federal Grants and Contracts, Board and Administrator, Corporate Philanthropy, and Nonprofit Business Advisor.

HIGHER EDUCATION (HE)
•	Revenue up 17% on a currency neutral basis
•	Contribution to profit up 34% on a currency neutral basis
•	Results driven by strong frontlist, WileyPLUS, and increased enrollments
•	By region (currency neutral basis): North America (+15%), Asia/Australia (+22%), EMEA (+25%)

First quarter HE revenue grew 17% to $69 million on a currency neutral basis, or 12% including unfavorable foreign exchange.  Strong growth occurred in every region and in every subject category.  Contributing to the results were a strong frontlist, higher institutional sales, WileyPLUS and increased enrollments.

On a currency neutral basis, direct contribution to profit grew 34% in the first quarter to $26 million, or 28% including unfavorable foreign exchange.  The increase reflects top line results and gross margin improvement.

Results by Subject Category (currency neutral basis)
•
In business and accounting, revenue exceeded prior year by 27%.  The increase was driven by a strong accounting frontlist.  Textbooks driving the growth included Kieso: Intermediate Accounting, Kimmel: Financial Accounting, Weygandt: Accounting Principles, and Boone: Contemporary Business, which was acquired as part of the FY09 Cengage list acquisition.

•	In engineering and computer science, revenue exceeded prior year by 25%. Textbooks driving the growth included Munson: Fluid Mechanics and Montgomery: Applied Statistics.
•
In mathematics and statistics, revenue exceeded prior year by 49%.  Key contributors included Hughes Hallett: Calculus, Anton: Calculus, Boyce: Elementary Differential Equations, and Young: College Algebra.

•
In the sciences, revenue exceeded prior year by 9%.  Growth is attributed to Cutnell: Physics, Berg: Visualizing Environmental Science, Jenkins: Anatomy and Physiology, and Tortora: Introduction to the Human Body.

•	In social sciences, revenue exceeded prior year by 21%, driven by Huffman: Psychology, Dawson: Dicho y hecho, de Blij: Concepts Geography, and Kring: Abnormal Psychology.

WileyPLUS
•	Global first quarter billings increased 52% over prior year
•	Digital-only sales grew 45%
•	Sales outside the US represented 14% of total billings

Alliances
•	Kindle/Amazon: In May, Wiley announced that it was expanding its alliance with Amazon to offer select Wiley textbooks for sale through the Kindle DX. A pilot program began in the first quarter.

Other Developments
•	Institutional sales, particularly for-profit schools, continue to gain traction.
•	In India, eight new contracts were signed and ten new books were published as part of the indigenous publishing and adaptation program.

Conference Call
Wiley will hold a conference call today, Wednesday, September 9, 2009, at 10:00 am (EDT) to discuss its financial results for the first quarter of fiscal year 2010.

•
To participate in the conference call, please dial the following number approximately ten minutes prior to the 10:00 a.m. start time:  (866) 551-3680 and enter the participant code 3789903#.  International callers, please dial the following number approximately ten minutes prior to the 10:00 a.m. start time:  (212) 401-6760 and enter the participant code 3789903#.

•
You may also listen to a live audio webcast of the call by accessing www.wiley.com> Investor Relations> Events and Presentations, or  http://www.wiley.com/WileyCDA/Section/id-370238.html. A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for over 200 years; helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry and Peace.

Our core businesses include scientific, technical, medical and scholarly journals, encyclopedias, books and online products and services; professional/trade books, subscription products, training materials and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley’s global headquarters are located in Hoboken, New Jersey, with operations in the US, Europe, Asia, Canada and Australia.  The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FIRST QUARTER ENDED
JULY 31, 2009 AND 2008
(in thousands, except per share amounts)

	First Quarter Ended July 31,
	2009	2008	% Change
Revenue	$388,375	401,707	-3%

Costs and Expenses
Cost of Sales	121,536	127,359	-5%
Operating and Administrative Expenses	202,113	220,079	-8%
Amortization of Intangibles	9,076	9,905	-8%

Total Costs and Expenses	332,725	357,343	-7%

Operating Income	55,650	44,364	25%
Operating Margin	14.3%	11.0%

Interest Expense	(8,923)	(12,985)	-31%
Foreign Exchange Gains / (Losses)	(9,755)	(458)
Interest Income and Other, Net	145	5,109	-97%

Income Before Taxes	37,117	36,030	3%

Provision for Income Taxes (A)	10,240	5,811

Net Income	$26,877	30,219	-11%

Income Per Share - Diluted	$0.45	0.50	-10%

Average Shares - Diluted	59,123	59,992

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2009 AND 2008
(in thousands)

	First Quarter Ended
	July 31,
	2009	2008	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$229,453	$240,349	-5%
Professional/Trade	89,679	99,514	-10%
Higher Education	69,243	61,844	12%
Total	$388,375	$401,707	-3%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$93,905	$96,774	-3%
Professional/Trade	16,434	18,285	-10%
Higher Education	25,621	20,082	28%
Total	$135,960	$135,141	1%

Shared Services and Administrative Costs

Distribution	$(27,026)	$(29,183)	-7%
Technology Services	(22,643)	(26,034)	-13%
Finance	(10,453)	(11,623)	-10%
Other Administration	(20,188)	(23,937)	-16%
Total	$(80,310)	$(90,777)	-12%

Operating Income	$55,650	44,364	25%

Note: Management responsibility and reporting of certain Professional Trade and Higher Education product lines were realigned as of May 1, 2009.  Prior year results have been restated for comparative purposes.

JOHN WILEY & SONS, INC. UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION (in thousands)

	July 31,		April 30,
	2009	2008	2009
Current Assets
Cash & cash equivalents	$68,197	46,873	102,828
Accounts receivable	212,117	230,354	178,550
Inventories	110,558	116,856	111,267
Prepaid and other	37,099	28,111	46,924
Total Current Assets	427,971	422,194	439,569
Product Development Assets	91,898	89,284	89,662
Property, Equipment and Technology	146,484	146,063	141,196
Intangible Assets	990,631	1,129,390	919,375
Goodwill	636,782	710,043	589,993
Deferred Income Tax Benefits	12,531	29,453	14,065
Other Assets	34,610	42,438	29,848
Total Assets	2,340,907	2,568,865	2,223,708

Current Liabilities
Accounts and royalties payable	150,115	165,873	160,275
Deferred revenue	228,103	225,173	246,584
Accrued income taxes	877	1,790	4,281
Accrued pension liability	2,569	2,477	2,483
Other accrued liabilities	80,206	99,056	115,844
Current portion of long-term debt	73,125	50,625	67,500
Total Current Liabilities	534,995	544,994	596,967
Long-Term Debt	793,875	886,916	754,900
Accrued Pension Liability	77,777	85,029	90,621
Other Long-Term Liabilities	93,938	87,665	91,292
Deferred Income Taxes	193,255	229,085	176,412
Shareholders' Equity	647,067	735,176	513,516
Total Liabilities & Shareholders' Equity	$2,340,907	2,568,865	2,223,708

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Three Months Ended
	July 31,
	2009	2008
Operating Activities:
Net income	$26,877	30,219
Amortization of intangibles	9,076	9,904
Amortization of composition costs	11,176	11,259
Depreciation of property, equipment and technology	9,738	8,528
Stock-based compensation (net of tax)	1,709	3,474
Excess tax benefits from stock-based compensation	(102)	(3,595)
Foreign exchange transaction losses	9,755	458
Pension expense, net of contributions	(14,550)	2,674
Non-cash charges and other	21,849	22,539
Change in deferred revenue	(41,609)	(78,162)
Net change in operating assets and liabilities	(43,508)	(33,023)
Cash Used for Operating Activities, excluding acquisitions	(9,589)	(25,725)

Investments in organic growth:
Additions to product development assets	(33,378)	(30,878)
Additions to property, equipment and technology	(8,889)	(8,837)

Free Cash Flow	(51,856)	(65,440)

Other Investing and Financing Activities:
Acquisitions, net of cash	(3,695)	(17,759)
Repayment of long-term debt	(249,300)	(87,200)
Borrowings of long-term debt	293,900	182,400
Change in book overdrafts	(18,616)	(28,176)
Cash dividends	(8,193)	(7,665)
Proceeds from issuance of stock on option exercises and other	347	7,333
Excess tax benefits from stock-based compensation	102	3,595
Cash Provided by Investing and Financing Activities	14,545	52,528

Effects of Exchange Rate Changes on Cash	2,680	474

Increase (Decrease) in Cash and Cash Equivalents for Period	$(34,631)	(12,438)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(33,378)	(30,878)
Additions to property, equipment and technology	(8,889)	(8,837)
Acquisitions, net of cash	(3,695)	(17,759)
Cash Used for Investing Activities	$(45,962)	(57,474)

Financing Activities:
Cash Provided by Investing and Financing Activities	$14,545	52,528
Less:
Acquisitions, net of cash	(3,695)	(17,759)
Cash Provided by Financing Activities	$18,240	70,287

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By:	/s/ William J. Pesce
William J. Pesce
President and Chief Executive Officer

By:	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: September 9, 2009